Exhibit 99.1

Crescent State Bank Selected to Participate in U.S. Treasury Capital Purchase Program

Company Release - 12/08/2008 16:35

CARY, N.C., Dec. 8 /PRNewswire/ -- Crescent Financial Corporation, the parent company of Crescent State Bank, today announced that it has received preliminary approval of its $24.9 million application to participate in the U.S. Department of the Treasury's Capital Purchase Program (TCPP). The program is designed to attract broad participation by healthy banking institutions to help stabilize the financial system and increase lending for the benefit of the U.S. economy. This approval is subject to certain conditions and the execution of definitive agreements.

As a participant in the TCPP, Crescent could receive up to $24.9 million in capital from the Treasury in exchange for the issuance of shares of preferred stock and warrants for shares of Crescent's common stock. The preferred stock would pay a 5 percent dividend for the first five years, after which the rate would increase to 9 percent if the preferred shares are not redeemed by Crescent.

Although Crescent met or exceeded the regulatory requirements to be classified as a "well capitalized" institution as of Sept. 30, 2008, the TCPP investment will boost the company's capital ratios. As of Sept. 30, 2008, the company's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio were 7.89 percent, 8.66 percent, and 10.77 percent respectively. On a pro forma basis including the TCPP funds, those respective ratios would increase to approximately 10.63 percent, 11.66 percent, and 13.77 percent as of the same date.

A summary of the TCPP can be found on the U.S. Treasury Department's Web site at www.ustreas.gov/initiatives/eesa.

Quotes:

"Crescent State Bank is pleased to be one of the community banks selected for participation in this program. We see the approval of Crescent State Bank's participation in this program as recognition of its strength and financial health and believe it will enhance our efforts to emerge from this uncertain economic environment as an even stronger financial institution. The increased capital will add to an already successful strategy of continued growth of relationship banking within the communities we serve," stated Mike Carlton, president and CEO at Crescent.

About Crescent State Bank:

Crescent State Bank is a wholly owned subsidiary of Crescent Financial Corporation. The bank has total assets of $955.5 million, deposits of $711.6 million, and net loans of $759.1 million as of Sept. 30, 2008. The bank operates 13 full-service banking offices in the communities of Cary (2), Apex, Clayton, Garner, Holly Springs, Sanford, Southern Pines, Pinehurst, Raleigh, Knightdale and Wilmington (2), North Carolina. For more information, visit www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation's recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K and its other periodic reports.

    Bank Contacts:
    Michael G. Carlton
    President and CEO
    (919) 460-7770

    Bruce W. Elder
    Vice President
    (919) 466-1000

    Media Contacts:
    Kate CatlinMMI Associates, Inc.
    (919) 233-6600
    (919) 233-0300 (fax)
    kate@mmimarketing.com

SOURCE Crescent State Bank

Contact: Bank Contacts: Michael G. Carlton, President and CEO, +1-919-460-7770, or Bruce W. Elder, Vice President, +1-919-466-1000, both of Crescent State Bank; Media Contacts: Kate Catlin, MMI Associates, Inc., +1-919-233-6600, +1-919-233-0300 (fax), kate@mmimarketing.com, for Crescent State Bank